Exhibit 10.25

Contract p30 - CCV

AMENDMENT no.2 TO THE LOGISTICAL SERVICES CONTRACT

Between

The company CDISCOUNT SA, the head office of which is at 4-6 Cours de l’Intendance, 33000 Bordeaux, registered under the number 424 059 822 in the commerce and companies register of Bordeaux.

Duly represented by Mr. Pierre-Yves ESCARPIT, Supply Chain Director,

Hereafter “CDISCOUNT”;

And

The company C CHEZ VOUS SNC, the head office of which is at 1 Esplanade de France, 42000 Saint Etienne, registered under the number 501 655 245 in the Commerce and companies register of Saint Etienne,

Duly represented by Mr. Jean ULRICH, General Director,

Hereafter the “CCV”;

PREAMBLE

The Parties concluded a logistical services contract (hereafter the “Contract”) date the 1st March 2013 as well as an amendment n°1 dated the 16th May 2014 extending the duration of the Contract.

By this amendment, CDISCOUNT also wishes to entrust to CCV the delivery and package delivery services at Collection Points operated by CCV.

THE PARTIES HAVE AGREED THE FOLLOWING:

Article 1

The conditions under which CDISCOUNT entrusts to CCV the execution of a delivery service and package delivery at Collection Points operated by CCV (otherwise called the “COLLECTION POINT” service) are detailed in the “COLLECTION POINT Service execution conditions” attached to this amendment.

Article 2

This amendment enters into force on the 1st June 2014.

Article 3

All the other conditions of the Contract remain in force and unchanged.

Established on the 16th May 2014 in Bordeaux

FOR CDISCOUNT	FOR CCV
[signature]	[signature]
Pierre-Yves ESCARPIT	Jean ULRICH
Supply Chain Director	General Director

COLLECTION POINT SERVICE EXECUTION CONDITIONS

1.  “COLLECTION POINT” SERVICE OBJECTIVE

The aim of these execution conditions is to define the conditions under which CCV ensures for CDISCOUNT and with the clients of the latter, in the CCV shops (hereafter the “Shop(s)”) a so-called “COLLECTION POINT” service, i.e. a non-home delivery service consisting of welcoming the CDISCOUNT clients in the CCV shops and giving them the products which they have ordered on the internet site www.cdiscount.com or on any other e-commerce site used directly or indirectly by CDISCOUNT.

The CCV shops will also ensure extra services to the “COLLECTION PONT” service. These extra services are defined in Appendix 3.

The list of shops ensuring the “COLLECTION POINT” service and the extra services shall be established and updated according to the model figuring in Appendix 1.

2.  DURATION OF THE SERVICE

The COLLECTION POINT service is entrusted to CCV for the duration of the Contract

3.  ORGANISATION

3.1. NATURE OF THE PRODUCTS:

The products which will be received by the shops to be handed over to the CDISCOUNT clients are consumer goods, the weight of which may exceed 30 kilograms ‘refrigerator, washing machine, etc.) or large volume products (sofa, LCD television, tumble drier, etc.)

3.2. SIGNAGE WITHIN THE SHOP

CDISCOUNT shall provide each shop with a “CDISCOUNT COLLECTION POINT” signage kit with the CDISCOUNT signs. This signage kit will have to be installed in each shop to orient the client to the collection zone. This signage kit will have to be kept in place in the shops throughout the duration of the Contract. If the signs become damaged, the shop will have to contact CDISCOUNT immediately so that a new kit can be installed.

3.3. DELIVERYTO THE SHOP

3.3.1. DELIVERY DAYS

CDISCOUNT shall deliver to the shops of the usual days planned with CCV to serve the shops.

CDISCOUNT could be led to request extra delivery days, notably when preparing for and/or during periods of high commercial activity. If necessary, CDISCOUNT shall inform and approve with CCV this new schedule.

CDISCOUNT could also equally be led to delete these extra delivery days, notably with a drop in the “COLLECTION POINT” service activity at the shop. The shop shall be informed of this by CDISCOUNT, by email, via a 1-month notice.

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3.3.2. TRACKING THE DELIVERED PACKAGES

Reception and filling in the package tracking IT application: Each shop undertakes to fill in the IT application made available by CDISCOUNT on PC or PDA depending on the equipment in the shop, as soon as a package is received, and within 24 hours following reception.

This information allows CDISCOUNT to inform in turn its clients that their packages are available at the shop and thus be able to respect its commitments with regard to its clients.

Reserves on delivery: When packages are received in the shop, the shop must in particular check the quantity and quality of the package received. If the official of the shop in charge of receiving is not the official in charge of integrating the packages into the application, the shop will have to guarantee that its officials exchange correct and complete information.

Each shop undertakes to make all useful reservations on the consignment letters. The consignment letters having been subject to reservations must be sent within 24 hours to CDISCOUNT accompanied by the “Anomalies sheet” by email to the address “point.retraitp30@cdiscount.com” stating without fail and only in the subject of the letter “[RESERVATIONS/DELIVERY]3;

Each shop archives the consignment letters for one (1) year (having been subject to reservations or not).

Any request by CDISCOUNT for a consignment letter (having been subject to reservations or not) or anomaly sheet, not honoured after 10 days leads to the application of the indemnity rules detailed in Appendix 2.

The shop retains the package having been subject to reservation on the consignment letter and, pending a resolution or its restitution, guarantees to store it in a safe and locked place.

Respecting the package tracking procedure: Non-respect of one of the afore-mentioned obligations would constitute a serious failure on the part of the shop in one of its essential commitments.

3.3.3 PALLET RECOVERY

CDISCOUNT will deliver the packages on so-called “lost” pallets. On reception, each shop will be responsible for their destruction or give them to any third-party of their choice.

3.4. STORING PACKAGES WITHIN THE SHOP

A storage zone within the shop is dedicated to the CDISCOUNT products. Storage can be on a rack or on a pallet on the ground. The handling equipment needed for the activity is the responsibility of the shop.

At the start of a new shop, CCV will indicate to CDISCOUNT, by email at the address “point.retraitp30@cdiscount.com” stating without fail and only in the subject of the mail “[ALERT/STORAGE]”, the maximum storage capacity of the shop when it starts.

In the event of malfunction (loss or alteration of the storage surface), the shop undertakes to inform CDISCOUNT about this without delay by email at the address “point.retraitp30@cdiscount.com” stating without fail and only in the subject of the mail “[ALERT/STORAGE]”, so as not to prejudice the correct functioning of the CDISCOUNT activity.

Not respecting this undertaking would lead, over the period during which the activity of CDISCOUNT is clearly penalised, to the non-payment by CDISCOUNT for services rendered by the shop over the said period. The performance indicators taken by CDISCOUNT shall apply between the Parties to determine the malfunction period.

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3.5. HANDING THE PACKAGES OVER TO THE CDISCOUNT CLIENTS

3.5.1 Quality of welcome offered to the clients: Each shop declares to be conscious that the quality of the welcome offered to the clients and services offered them have direct consequences on the image of CDISCOUNT as an e-company. As a result each shop undertakes to take the greatest care in offering this service and notably in offering a warm and polite welcome to the clients of CDISCOUNT, to minimise their waiting time and that the officials of the “COLLECTION POINT” service are wearing appropriate work clothes. Each shop undertakes furthermore to keep their premises tidy and convivial and to keep the “CDISCOUNT COLLECTION POINT” signage kit, which shall be provided by CDISCOUNT, visible.

3.5.2. Opening days and times to the clients - Service continuity: Each shop undertakes to ensure the handing over of packages to clients on all of the opening days and timeslots declared to CDISCOUNT. The continuity of service constitutes an essential commitment for each shop which will have to guarantee to this end to have at all times an official trained in the “COLLECTION POINT” services.

Each shop defines its own opening days and times and undertakes as a minimum to open its shop at least five days per week between Monday and Saturday and that any time period is a minimum of 2 hours 30 minutes continuously.

In the event of exceptional constraints making it impossible to open a shop on the days/or time periods initially indicated to CDISCOUNT, the shop undertakes to inform CDISCOUNT about this without delay by email to the address “point.retraitp30@cdiscount.com” stating without fail and only in the subject of the mail “[ALERT/STORAGE]”, so as not to prejudice the correct functioning of the CDISCOUNT activity.

At the Christmas holiday period or during the Sales period, CDISCOUNT would ask certain shops for exception opening days and/or times. The Parties shall fix under common agreement the conditions of these exceptional opening times.

3.5.3 Package collection procedures: The CDISCOUNT clients informed of the arrival of their package in the shop have fifteen (15) days from the day the shop fills in the application as indicated in 3.3.2 above to come and collect their packages from the shop. The client also has the possibility to appoint a third-party of their choice to come and carry out this collection.

In both cases, each shop guarantees and undertakes:

(i)                                     to ensure that they are presented with one of the following official proofs of identity: national or foreign identity card, French or foreign passport, French or foreign driving licence, fighter card issued by the French military forces, temporary residency card, residency card, Algerian national residency certificate, card indicating nationality of a member of the European Union or European Economic Area. The original of the proof of identity or a copy can be presented.

(ii)                                  to check that the proof of identity presented is indeed that of the CDISCOUNT client having submitted the order of the article(s) to CDISCOUNT.

(iii)                               if a third-party person is appointed to collect the package, the shop also undertakes, before the package is handed over, to ask this third-party person for the original (or a copy) of the official proof of identity of the client who submitted the order of the article(s) to CDISCOUNT.

In the cases mentioned above, the identity of the client presented must correspond to that mentioned in the “invoicing address” figuring on the package delivery note.

Before any package is handed over to a client, each shop will have to check that the package in question is indeed present in the package tracking application (“Package hand-over” tab”). Otherwise, this failure on the part of the shop will automatically lead to:

•                  the non-payment by CDISCOUNT to CCV for the corresponding services offered by the shop;

•                  the payment by CCV to CDISCOUNT of the purchase price of the product contained in the package. By purchase

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                        price the Parties understand the price paid by CDISCOUNT to its supplier for buying the said product.

The loading of the packages into the client’s vehicle must be carried out by the client. Nevertheless, when a person on their own has difficulty in loading their product and asks for assistance, the shop shall offer its assistance.

3.5.4 Filling in the package tracking application: As soon as a package is handed over to a CDISCOUNT client, the shop indicates this within 24 hours in the package tracking application (on PC or PDA).

3.5.5 Signing and archiving the tracking sheets: As soon as a package is handed over to a CDISCOUNT client, the shop has the client sign immediately the “Tracking sheet” (on PC or PDA).

In the event that the client wants to indicate reservations on the package which is handed over to them, the shop takes care to report legibly the reservations of the Client on the Tracking Sheet, on PDA (if the shop is equipped with a PDA) or on paper (if the shop is equipped with a PC) and to give in this case the Tracking Sheet to the Client.

The Tracking Sheets having been subject to reservations must be sent within 48 hours to CDISCOUNT by email to the address “point.retraitp30@cdiscount.com” stating without fail and only in the subject of the mail “[RESERVATION/DOCKET]”.

The shop archives the Tracking Sheets signed on paper by the clients for six (6) months.

Any request by CDISCOUNT for the Tracking Sheets signed on paper (having been subject to reservations or not) not honoured within 10 days leads to the application of the indemnity rules detailed in Appendix 2.

3.5.6 Changes in the package hand-over procedure: CDISCOUNT reserves the right to change at any time the package handover procedure to the clients as described in article 3.5, notably the IT application made available to each shop, whether this change is to do with software and/or hardware.

Each shop shall be informed of this change as soon as possible and undertakes to apply any new procedure this communicated by CDISCOUNT.

3.5.7 Respecting the package handover procedure to the client: Not respecting one of the obligations provided for in article 3.5 above constitutes a serious failure on the part of the shop in pone of its essential commitments.

3.6. RETURNING THE PACKAGES TO CDISCOUNT

Each shop undertakes to return to CDISCOUNT:

•                  the packages having been subject to reservations as indicated in 3.3.2 above.

•                  any package not collected by a CDISCOUNT client within the deadline of 15 working days mentioned above in 3.5.3.

Each shop observes the following returns procedure:

A. Daily qualification of the packages to be returned:

1. Look in the IT application for the packages to be qualified;

2. Print the list of packages to be qualified;

3. Go and find the packages;

4. Sort the packages onto different pallets depending on their condition (damaged / good condition);

5. Qualify the package in the IT application;

6. Arrange the packages: in a zone attributed to the “qualified returns”.

B. On request from CDISCOUNT, prepare the BPR within 48H:

1. Print the list of packages from the BPR;

2. Group the BPR packages;

3. Confirm the BPR in the IT application

4. Arrange the BPR packages and pallets so that they can be quickly identified for shipping.

C. On request from CDISCOUNT, ship the BPR/BL on the planned pick-up day:

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1. Consult the BPR to be shipped;

2. Print the shipping documents;

3. Load the lorry and check the shipping load/documents consistency;

4. Give the shipping documents to the driver;

5. Check the shipping in the IT application taking care to check the effective shipping of the packages before confirming the shipping on the computer.

Each shop undertakes to enter into the IT application any package return and to respect the procedure indicated.

In order to improve the return conditions, CDISCOUNT reserves the right to change at any moment the returns procedure, notably the IT application, whether this change involves software and/or hardware.

The package returns procedure as well as any update is communicated to the shops.

Each shop undertakes to apply the updated procedure.

3.7 LITIGATION MANAGEMENT - CLAIMS PROCEDURE

In the event of damage affecting the package or loss of the package attributable to the shop, the shop undertakes to inform CDISCOUNT:

•                  by email to the address “point.retraitp30@cdiscount.com” stating without fail and only in the subject of the mail “[DAMAGE/LOSS]”.

and

•                  to fill in the “comments” field in the IT application.

In the event of damage affecting the package or loss of the package attributable to the shop, CCV will have to pay to CDISCOUNT the fixed indemnities detailed in Appendix 2.

The package subject to damage attributable to the shop becomes the property of CCV which will be responsible for at its expense dispensing with it.

In the event of damage or loss being observed, no indemnity shall be due by CCV if the latter offers proof of respecting the procedures put in place by CDISCOUNT as part of the “COLLECTION POINT” service.

3.8 PACKAGE TRACKING IT APPLICATION

CDISCOUNT gives each shop access to the package tracking IT application. Each shop shall guarantee to respect the confidentiality of the access keys and only communicate them to the officials trained in the “COLLECTION POINT” services.

Maintaining the application is ensured by CDISCOUNT. Each shop however is responsible for the IT hardware needed for its maintenance.

CDISCOUNT shall train the officials of the shop on the application updates and changes.

In the event of a package tracking application malfunction, the shop or CCV shall alert CDISCOUNT without delay in order to re-establish service continuity.

CDISCOUNT draws the attention of CCV and its shops to the imperative and essential character of filling in the package tracking IT application within the deadlines given, and as soon as a shop carries out an action (reception, hand-over, return, information correction, etc). Respecting this obligation to fill the application in will be closely followed by CDISCOUNT. If this obligation is not respected, CDISCOUNT could apply the conditions laid out in article 6.4 below.

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3.9 COLLABORATION

CCV is duly informed that in regard of the nature itself of the services which its shops offer as part of the “COLLECTION POINT” service, the latter are completely integrated into the CDISCOUNT client relationship.

On this basis, CCV like CDISCOUNT agrees to collaborate closely. CCV as well as each of its shops undertakes in particular to communicate all the difficulties, for which they could take steps, as and when necessary during the execution of services linked to the “COLLECTION POINT” service, in order to enable them to be taken into account as quickly as possible, participating this in the success of the whole service and to the satisfaction of the CDISCOUNT clients.

4. SHOP TRAINING

4.1 TRAINING ON THE SEASONALITY OF THE COMMERCIAL ACTIVITY

CCV as well as each of its shops are duly informed of the seasonality of the CDISCOUNT site activity (including any other e-commerce site directly or indirectly used by CDISCOUNT), marked by:

•                  an activity peak in the months of December and January (end of year holidays and winter sales);

•                  an activity peak in July (summer sales);

•                  ad-hoc peaks linked to the frequent commercial operations carried out by CDISCOUNT resulting from its reduced-price strategy.

Throughout the Contract, CDISCOUNT shall continue to inform CCV and its shops regularly and in good time about events linked to this seasonality, notably via the IT application made available to them.

Each shop undertakes thus to anticipate these peaks in order to maintain the continuity and the quality of its services.

4.2 TRAINING AT THE START

CDISCOUNT ensures the initial training of the people designated by CCV as “internal trainers” as part of the execution of this Contract.

The internal trainers shall then be responsible for training the personnel designated by the shop as officials for the “COLLECTION POINT” service when the service is started.

CDISCOUNT has developed training support which will be permanently available and can be consulted by CCV and the shops using the package tracking IT application

4.3 TRAINING NEW SHOP OFFICIALS

Each shop undertakes to train its new officials who were not present or designated by the shop when the training by the internal CCV trainers took place. On request from the shop or CCV, CDISCOUNT could assist the shop by telephone at these training sessions.

4.4 INFORMATION TRACKING

CDISCOUNT shall send to each shop any useful information via the package tracking IT application homepage.

Each shop shall guarantee to consult on a daily basis the information present in the package tracking IT application and to apply any new rule or operational procedure.

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5. PRESENCE OF THE SHOPS ON THE SITE WWW.CDISCOUNT.COM

CDISCOUNT shall propose the shops to all or some of its clients who live near to the shops as a possible method of delivery and this on the page “DELIVERY” of the order pages and concomitant with the other usual delivery methods offered by CDISCOUNT to its clients. CDISCOUNT alone decides on the proximity zone eligible for each shop.

6. QUALITY OF SERVICE

6.1. CLIENT AUDIT

CDISCOUNT send to CCV the results of surveys carried out with CDISCOUNT clients using the “COLLECTION POINT” service of the shops.

6.2. SHOP AUDIT

CDISCOUNT reserves the possibility to visit a shop. If necessary it shall submit a visit report to CCV and/or to the shop stating the compliancy measures to be carried out.

6.3. QUALITY OF SERVICE

CDISCOUNT shall inform CCV about the Quality of Service of its shops using various indicators and may be led to contact ad-hoc the shops and/or CCV management in the event of the indicators concerning them worsening. CCV and these shops shall make themselves available to study these indicators with CDISCOUNT and if necessary find solutions in the event of a worsening in the Quality of Service being observed.

CDISCOUNT shall inform CCV weekly, in particular about:

•                  the flows of packages received in shops;

•                  the flows of packages handed over to clients;

•                  the products where damage is observed when received at the shops;

•                  the products where damage is observed after their reception at the shops;

•                  the packages where a loss is observed when received at the shops;

•                  the packages where a loss is observed after reception at the shops;

•                  in the event that the obligation to send the necessary reservation on receiving the packages in the shops is not respected;

•                  in the event that the obligation to fill in the package tracking It application is not respected;

•                  the declaration of reference errors of the packages regarding the information contained in the transport documents or in the package tracking It application.

6.4 LACK OF QUALITY:

In the event of a malfunction or a serious failure of one or several shops in an essential obligation, or in the event of repeated malfunctions or failures, observed by CDISCOUNT, in particular as part of the operations in this article 6, CDISCOUNT reserves the right, of its choice and without any indemnities due:

•                  either to suspend the shop(s) in question from the scope of the “COLLECTION POINT” service until they regain the correct level to respond to the Quality of Service expected;

•                  or to exclude the shop(s) in question definitively from the scope of the “COLLECTION POINT” service.

In both cases article 11 below shall be applied.

A litigation rate higher or equal to 1% over a quarter is in particular considered as a serious malfunction. The litigation rate is assessed by CDISCOUNT in percentage of complaints issued by CDISCOUNT or addressed by its clients for package damage or loss, compared to the number of packages delivered over the same period.

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7. FINANCIAL CONDITIONS

7.1. PRICE

CDISCOUNT shall pay CCV eight (8) Euros per package received per each shop and correctly entered in the package tracking IT application.

This amount constitutes a unit fee covering a global and definitive character: it covers all the services of CCV and its shops offered under the “COLLECTION POINT” service. No additional payment shall be paid by CDISCOUNT.

7.2 REVIEW

The parties agree to meet every two (2) years in order to renegotiate in good faith the reassessment conditions from the financial conditions of the “COLLECTION POINT” service taking into account in particular the market prices and the competition situation on similar service provisions, to enable CDISCOUNT to have a competitive offer at all times.

7.3 INVOICING AND PAYMENT DEADLINE

At the latest the fifth (5th) of the month M+1, CDISCOUNT addresses to CVCV the activity report of the month M showing:

•                  packages received and handed over for each shop during the month M as declared by the latter in the package tracking application;

•                  indemnities notably for losses/damage possible applied by CDISCOUNT;

•                  the total amount to be invoiced by CCV to CDISCOUNT.

CCV shall issue an invoice for the month M based on the afore-mentioned activity report. This invoice will have to show the invoicing details, package by package.

Payment of invoices is carried out by CDISCOUNT 30 days following the end of the month as from the invoice date. If payment is late, late-payment interest will be rightly due to be dated from the invoice due date, at a rate equal to the legal interest rate.

CDISCOUNT may operate compensation between the debts it holds against CCV and those held by CV against CDISCOUNT provided the legal compensation conditions have been met.

8. EXCLUSIVITY

Throughout the duration of the Contract, CCV is forbidden, except with prior express agreement from CDISCOUNT, to conclude an agreement with a service similar to the “COLLECTION POINT” service with any internet distribution company of consumer products, whether such a company primarily works via the internet or not.

The afore-mentioned ban only concerns agreements concluded by CCV:

•                  with the other companies in the Casino Group;

OR

•                  prior to the signing date of this Contract

9. DATA AND PERSONAL DATA

CDISCOUNT is the owner of all the rights on the data, notably the personal data on the CDISCOUNT clients, sent to CCV and its shops as part of executing the “COLLECTION POINT”.

This data being the property of CDISCOUNT, both during the contract and after, and certain of them having furthermore a personal character for the CDISCOUNT clients, CCV is forbidden to harm

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directly or indirectly the rights of CDISCOUNT and of its clients in making the data available to competitors and/or unauthorised third parties, by processing and/or using it for an aim other than that laid out as part of the “COLLECTION POINT” service.

To this end, CCV undertakes to take all the necessary measures to protect the said rights, both regarding its shops, its personnel and third parties and will guarantee notably:

•                  to limit access to the package tracking application to its own officials involved in the execution of the “COLLECTION POINT” service;

•                  to not export data contained in the package tracking application;

•                  to not constitute computerized processes from the information attached to the packages.

The Parties shall comply with the French and community legislation and regulations applicable to the protection of privacy and personal data.

As responsible for the processing, CDISCOUNT carries out the formalities incumbent on it regarding IT law and freedom (no.78-17 from 6 January, 1978 amended).

10. RESPONSIBILITY AND GUARANTEE

CCV declares:

•                  being aware and accepting without restriction or reserve the needs expressed and the results expected by CDISCOUNT

•                  having the means and appropriate competence in order to ensure the “COLLECTION POINT” service;

•                  to be able to support the increase in potential workload of the CDISCOUNT activities, notably during the afore-mentioned activity peaks and within the limit of the maximum capacities indicated by CCV (see article 4.1 above);

•                  being aware of and able to satisfy the requirements of the service levels expected by CDISCOUNT.

Jointly, the Parties agree expressly that the responsibility of CCV shall be subject to an obligation of results defined in regard to performance and quality indicators.

11. SUSPENSION / CESSATION OF CONTRACTUAL RELATIONSHIPS

11.1 In the event of temporary suspension or definitive exclusion of a shop in the scope of this Contract decided by CDISCOUNT as a consequence of failure or malfunction laid out in article 6.4 above, CDISCOUNT shall notify CCV of its decision in writing.

11.2 In the event of cessation of the contractual relationships for whatever reason, or in the event of temporary suspension or definitive exclusion of a shop decided by CDISCOUNT, the Parties shall observe the following conditions:

In the event of cessation of contractual relationships or suspension/exclusion of a shop:

•                  The Parties shall observe a minimum notice period of 21 days necessary for the package process to be completed (packages in the shop and being forwarded) and for proper contractual relationship termination;

•                  CCV shall ensure the packages are handed over to the clients and the return of unclaimed packages to CDISCOUNT until the end of the outstanding packages at the end of the Contract.

In the event of cessation of contractual relationships, in addition:

•                  CCV shall return to CDISCOUNT all the data, sheets, documents and information belonging to the latter;

•                  after returning these, CCV shall delete definitively all the data, sheets, documents and information belonging to CDISCOUNT and present on any support belonging to CCV whatever it is and justify this deletion to CDISCOUNT.

Appendices:

1.                                      Model of the list setting out the shops offering the Collection Point service

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2. Indemnity rules

3. Extra services

APPENDIX 1

MODEL OF THE LIST SETTING OUT THE SHOPS OFFERING THE COLLECTION POINT SERVICE

This list shall be updated when necessary with the openings/closures of the “Collection Point” service in the different shops decided by the Parties.

Relay Id	Collection Point Name	Postcode	Department number	Region	Department	Town

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APPENDIX 2

INDEMNITY RULES

Article	Obligation of the shop	Failure	Consequence		CDISCOUNT indemnity conditions
3.3.2	Reception of the package from the transporter	Absence of quality and quantity check on the part of the shop and sending reservations on the consignment letter	Loss (package missing) The product cannot be found in the stock in the shop The consignment letter of the transporter is not subject to any reservation		€350/ package

			Damage: The package is damaged. The consignment letter does not have any reservations	damage Irreversible on the product (product broken) stopping it being handed over to the client	€350 /package

			Consequence: Cdiscount cannot call on the responsibility of the transporter	damage clear on the product or its packaging stopping it being handed over to the client	€120 / package

3.5.5	Handing over the packages to the client*	Absence of justification of handing over the package to the client	Loss (package missing): The shop is unable to prove handing over the package to the client (Absence of signed tracking sheet)

Unable to prove handing the package over to the client in good condition

Damage:

The client has sent reservations on the Tracking Sheet

The shop is unable to prove handing over the package in good condition to the client (absence of signed tracking sheet without reservations)

€350 / package

    * in the scenario where the client is informed of the arrival of their package in the shop

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APPENDIX 3

EXTRA SERVICES

1. DOA (Dead On Arrival)

When a breakdown on a product delivered to the client occurs within the 15 days following the delivery, and the latter signals this to CDISCOUNT, CDISCOUNT, depending on the diagnosis, proceeds to an exchange of the product by sending the client an identical or similar product to that initially ordered.

As part of the DOA service operated by CDISCOUNT, the shop undertakes to hand over the packages to the clients under the same conditions as those set in the Contract. Under this handover, CDISCOUNT shall pay the COLLECTION POINT P30 under the same conditions as those set in the Contract.

The shop undertakes to take back the product brought back by the client as part of the DOA. The shop shall return this product to CDISCOUNT under the same conditions as those set in the Contract.

2. RETURN OF THE WEEE

As part of applying the regulations regarding the Waste Electrical and Electronic Equipment (WEEE), each shop undertakes to take back free of charge any product brought back by the client in exchange for the product contained in the client package, provided the client respects the principle of 1 for 1, i.e. that the product brought back by the client is the same type as that contained in the package (Example: an old washing machine taken back by the shop if the product in the package is a washing machine).

Each shop will be responsible for managing waste thus collected and shall notably respect the regulations applicable regarding the recycling of Waste Electrical and Electronic Equipment.

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